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                                                                    EXHIBIT 99.1


  CENTER TRUST ANNOUNCES STEPS TO IMPROVE FINANCIAL FLEXIBILITY AND MAXIMIZE
                               SHAREHOLDER VALUE
                            _______________________

       Completion Of $159 Million In Debenture Repayment In January 2001
                            _______________________

               Declares Dividend Of $0.04 For First Quarter 2001
                            _______________________

         Continues Strategic Review In Conjunction With Merrill Lynch


MANHATTAN BEACH, CA, March 26, 2001 -- Center Trust, Inc. (NYSE: CTA), a real estate investment trust, announced a series of steps designed to improve the Company's financial and operating flexibility, allow the Company to reduce its leverage level, and better enable the Company to continue to pursue its fundamental strategy of maximizing shareholder value. The steps included the repayment of debentures in January 2001, a reduction of the dividend, the continued involvement of Merrill Lynch in a strategic review of the Company and a limited waiver of the standstill with its majority shareholder.

With regard to the debenture repayment, the Company said that it has repaid, as of January 2001, $159 million in debentures, through net proceeds generated by over $675 million in sale and financing transactions during 2000. As a result of the elimination of the maturity risk posed by the debentures, the Company is in a substantially improved financial position.
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Center Trust, Inc.
March 26, 2001

Center Trust also announced that it has elected to implement a dividend strategy that enables the Company to maximize its retention of capital, reduce its leverage level, and to provide financial flexibility to appropriately evaluate value-added redevelopment opportunities within its portfolio, while maintaining its REIT status. The Company said that it will pay a dividend for the first quarter 2001 of $0.04 per share, which equates to an annual dividend rate of $0.16 per share, which approximates the Company's minimum required distribution to maintain its REIT status. The Company also said that a dividend reduction was necessitated by the contraction in the Company's asset base as a result of the sale of over $270 million in assets during 2000 and of $85 million in assets during 1999, with a corresponding contraction in its funds from operations
(FFO). FFO for 2001 is estimated to be in a range of $0.78 to $0.84 per share, as compared to $1.08 per share in 2000. Cash available for distribution, which represents FFO adjusted for non-cash items, principal amortization on mortgages, and capital expenditures will, in turn, be lower than FFO. The Board will continue to evaluate the Company's dividend policy on a quarterly basis.

Center Trust also reported that it continues to work with its strategic advisor, Merrill Lynch & Co., to assist the Company in a strategic review designed to maximize shareholder value. The Board and management believe that the net asset value of the Company is higher than the Company's recent stock price. As part of the Company's strategic review, the Board, in conjunction with its advisor, Merrill Lynch, considered, and continues to review, the possibilities of realizing shareholder value in today's market. To date, the Company has not identified an entity-level transaction that in its opinion would realize maximum shareholder value in either the public or private marketplace. The Board continues to be open to considering transactions that enable the Company to realize and deliver maximum shareholder value. To that end, the Company has executed a limited waiver of the standstill portions of the Shareholder Agreement with its majority shareholder to assist in the exploration of strategic alternatives. As in the past, the Company will also continue to realize value opportunistically on an asset by asset basis where it believes that such values have been maximized.

The Company has a number of value-added redevelopment opportunities available within its portfolio that could collectively require significant capital investment over the next three years. The majority of these projects are tenant specific and significant tenant commitments will be a prerequisite for the investment of capital. It is the Company's intent on the more significant projects, such as the redevelopment of El Camino North in Oceanside, California, and Media City Center in Burbank, California, to put in place project specific financing to fund a majority of the capital required. The Company's improved financial flexibility will enable it to appropriately evaluate these value-added opportunities and be in a better financial position to increase net asset value.

The record date for the dividend will be Monday, April 2, 2001, with a payment date of April 20, 2001.

About Center Trust

Center Trust, Inc., a fully integrated, self-managed real estate investment trust, is a leading developer, owner and manager of retail shopping centers in the Western United States. The
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Center Trust, Inc.
March 26, 2001

Company owns or controls a portfolio of 39 retail properties, comprised of 33 unenclosed, anchored shopping centers, 2 regional malls and 4 single tenant facilities.

Safe Harbor

Certain statements contained in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from what is currently anticipated. Those risks include, among others, the ability of the Company to successfully complete financing and asset disposition transactions the ability of the Company to meet the conditions and covenants required to maintain availability under its credit facility, national and local economic, business and real estate conditions that will, among other things, affect demand for retail properties, availability and creditworthiness of prospective tenants, the level of lease rents and the availability of financing for both tenants and the Company, adverse changes in the real estate markets including, among other things, competition with other companies, risks of real estate redevelopment (including the failure to successfully complete renovations), governmental actions and initiatives, and environmental/safety requirements, and other risks detailed from time to time in the SEC filings of Center Trust, Inc.

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Press Conference:

Center Trust will conduct a conference call at 5:30 AM PST; 8:30 AM EST tomorrow, March 27, 2001, before the market opens, to discuss the various strategic matters outlined in this release. The call-in number for this conference will be (703) 871-3085.

A live simulcast and replay of the call will also be available to investors through the Internet at http://www.vcall.com. Investors should go to the Vcall
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web site 15 minutes prior to the start of the call to register. It may be necessary to download audio software to hear the conference call. To do so, investors should click on the Real Player icon and follow directions from there. A replay of the conference call will also be available through Vcall for 90 days, or via phone at 888-266-2086 or 703-925-2435, passcode #5103862, through
April 3rd, 2001.